Exhibit 10.9

OFF-TAKE AGREEMENT

THIS OFF-TAKE AGREEMENT (this “Agreement”), dated 3rd August 2020, (the “Effective Date”) is made and entered into by and between Medcan Ltd,a company incorporate in the Republic of Malta with registration number C 73431 (“Medcan”) and Bophelo Bio Science and Wellness Pty Ltd, a company incorporated in the Kingdom of Lesotho with the registration number 2018/62924 (“BOPHELO”), both of whom are hereinafter collectively referred to as the “Parties” and any one of which shall be referred to as a “Party” as the context may require. This Agreement shall apply to each and every delivery and sale of Bulk Extract (defined in “DEFINITIONS” below) by BOPHELO to Medcan and shall constitute the entire agreement between the Parties with respect to the purchase and sale of Bulk Biomass.

DEFINITIONS:

In this Agreement, unless the context clearly indicates a contrary intention, the following expressions shall bear the following meanings and related expressions shall bear corresponding meanings:

“Bophelo’s nominated account” – [Account Name - Bophelo Bio Science & Wellness; Account No. - l l 990043908; Nedbank Mafeteng Branch; Branch Code - 390461; Swift Code - NEDLLSMX], or such other bank account as BOPHELO may nominate on written notice of not less than 7 days to Medcan;

“Bulk Biomass” – means both Flower and Trimmings, each of various grades (of potency, strains and other qualities) to be purchased by Medcan hereunder;

“business day” – means any day other than a Saturday, Sunday or official public holiday in Lesotho;

“Commencement of Bulk Biomass Processing” – means the commencement of drying, trimming, and processing operations;

“Cultivation Facility” – mean the greenhouses, hoop-houses and/or other indoor or outdoor cannabis cultivation facilities designed, built and operated by BOPHELO for the cultivation of cannabis and production of cannabis crops by or on behalf of BOPHELO in compliance with such standards for the cultivation and collection of cannabis crops as may be imposed in terms of the requirements of the various markets to which the products produced by BOP HELO are to be exported (the relevant standards hereinafter collectively referred to as “Agricultural Practices Standards” );

“EFT” – electronic funds transfer, being a transfer of funds between bank accounts on the internet (free of set off, bank charges levied by the paying party’s bank or deductions of any nature whatever);

“Flower” – dried cannabis flower harvested from female cannabis plants, packed in 1 kilogram bags ready for sale;

“Prime Rate” – the rate of interest publicly quoted by Nedbank Lesotho, from time to time, as being its prime rate of interest (expressed as a nominal annual compounded monthly in arrear rate), calculated on a 365 day a year basis, irrespective of whether or not the year is a leap year and prima facie proved, in the event of there being a dispute in relation thereto, by a certificate signed by any manager of the aforesaid bank (whose appointment, qualification or authority need not be proved);

“Property” – the land situated at Ts'akholo, Mafeteng, Kingdom of Lesotho and having the GPS co-ordinates latitude 29°39’ 46.28”S and longitude 27°9’ 36.01”E;

“Specified Volume” – 10,000 kilograms of Bulk Biomass;

“Trimmings” – any extraneous plant matter harvested as a by-product of trimming cannabis flower, packed in 1 kilogram bags available for sale;

Where any term is defined within the context of any particular clause of this Agreement, the term so defined, unless it is clear from the clause in question that the term so defined has limited application to the relevant clause, shall bear the meaning ascribed to it in terms of the particular clause for all purposes in terms of this Agreement, notwithstanding that the term has not been defined in this Definitions clause.

RECITALS:

WHEREAS, Medcan is a private limited liability company with registered address at Level 4, the Penthouse, Suite 2, Ewropa Business Centre, Triq Dun Karm, Birkirkara, BKR 9034, Malta and with the objects of the company including, inter alia, the importation, preparation and distribution of marijuana for medical use by patients in Malta and to this end, Medcan intends on importing the Bulk Biomass purchased from BOPHELO under this Agreement;

WHEREAS, BOPHELO holds a Prohibited Drug Operator license authorizing it to engage in the business of cannabis cultivation, manufacturing of cannabis products and export of cannabis and cannabis products, and is in good standing with all relevant and necessary local and national licensing authorities in the Kingdom of Lesotho;

NOW, THEREFORE, in consideration of the foregoing recitals, which said recitals are incorporated herein by this reference, and the mutual covenants and conditions hereinafter contained, the Parties agree as follows:

BOPHELO agrees to sell, and Medcan agrees to buy Bulk Biomass that BOPHELO produces from the cannabis cultivated on the initial 5 hectares of the Property in the Cultivation Facility;

l. Contract Term: The term of this Agreement shall, subject to any termination in terms of section 8, be for a period commencing on the Effective Date and ending on the date being the earlier of (i) the date on which Medcan has purchased the full Specified Volume from BOPHELO; or (ii) the 7th anniversary of the Effective Date (“the Final Date”).

2.	Delivery:

2.1	BOPHELO agrees to deliver to Medcan the Specified Volume, unless otherwise agreed in writing by both Parties, of Bulk Biomass each week, beginning one (1) week after Commencement of Bulk Biomass Processing (the “First Delivery Date”). BOPHELO shall thereafter give Medcan not less than 5 days’written notice in advance each time that a delivery will be ready for collection in terms of section 2.2.

2.2	The Bulk Biomass shall be delivered Ex Works (as such term is defined in INCOTERMS 2010) and Medcan will take delivery of the Bulk Biomass Ex Works subsequent to customs clearance in a port in Malta (“Clearance”) and BOPHELO will, procure the transport of the Bulk Biomass by a cannabis transport operator licensed as such in terms of the Drugs of Abuse Act, 2008 of Lesotho to an international airport in Lesotho or South Africa, or a seaport in South Africa (each such location, a “Port”) as agreed upon by both Parties and shall take such steps as may be required for clearing the Bulk Biomass for export, subject to Medcan having, with at least 30 (thirty) days advance notice, provided (i) correct and comprehensive instructions to BOPHELO as regards any requirements (including, but not limited to approved strains, packing and labelling specifications and correct licenses in respect of the country of import) which the Bulk Biomass or any particular Batch (as such term is defined in section 2.4) need to comply with; and (ii) a copy of all relevant documentation, including specifically documentary proof of the country of import's consent to importation as required for purposes of BOPHELO obtaining the relevant export permit, in order to enable the Batch to be legally and validly exported via the designated Port to the port of destination. Notwithstanding anything herein contained, BOPHELO shall not incur any liability of any nature whatsoever, whether to Medcan or any third party, for any failure to have the Bulk Biomass or any particular Batch cleared for export due to incorrect instructions having been provided to BOPHELO by Medcan willingly and knowingly in this regard or the Bulk Biomass or any particular Batch not meeting the legal requirements for import and Clearance and Medcan hereby indemnifies and holds BOPHELO harmless against any claim made against BOPHELO in this regard. Medcan shall be responsible for (i) all other tasks through clearing the Bulk Biomass through customs in the importing country; and (ii) receiving and transporting the Bulk Biomass after it has been so transported for Clearance. Medcan may perform the foregoing actions, or appoint a properly licensed third party to do so on Medcan’s behalf. All Bulk Biomass will be free and clear of any liens, claims and encumbrances.

2.3	Notwithstanding the terms of delivery being Ex Works, BOPHELO agrees to pay an amount equal to 50% of the actual costs incurred by Medcan in the process of landing a Batch at the import destination, including, inter alia, transport costs, export and import duties, customs and handling fees, but excluding costs of insurance (“landing costs”), provided that BOPHELO’s contribution to landing costs shall never exceed an amount equal to 5% of the total amount paid by Medcan to BOPHELO for the Batch in terms of section 6.l. BOPHELO shall pay such costs to Medcan upon presentation of an invoice setting forth the costs incurred as line items and shall, if so required by BOPHELO, furnish documentary proof of the costs so incurred.

2.4	Risk of loss of the Bulk Biomass shall pass to Medcan upon completion of delivery, namely, Clearance, by BOPHELO Ex Works at the Extraction Facility. Title to and ownership of the Bulk Biomass shall pass from BOPHELO to Medcan against payment by Medcan to BOPHELO in terms of section 6. BOPHELO will deliver each batch of Bulk Biomass with a Certificate of Analysis, including residual, pesticide and potency results, from an independent, properly licensed and credentialed cannabis analytical testing laboratory (“Compliant Laboratory”) in Lesotho or South Africa (a “COA”), indicating that each batch of Bulk Extract meets the Specifications (as such term is defined below). All Bulk Biomass packaged under the same COA is hereinafter referred to as a “Batch”. Medcan shall at any time and from time to time, at its cost, be entitled to submit the Bulk Biomass to any compliant laboratory outside Lesotho or South Africa for analysis.

2.5	If BOPHELO has notified Medcan in accordance with section 2.1 that a Batch is ready for delivery and Medcan has for any reason whatsoever (other than Medcan’s legitimate rejection of the relevant Batch in accordance with the provisions of section 3(b)) failed to take delivery of such Batch Ex Works within 15 days from the date of the notice contemplated in section 2.1, Medcan shall be liable to make payment to BOPHELO for such Batch in accordance with the provisions of section 6 as if Medcan had taken title to and delivery thereof. BOPHELO shall, at Medcan’s risk, store such Batch in a secured, temperature-controlled storage area for Clearance, provided that –

2.5.1	if Medcan fails to make payment for the relevant batch within the 15 day period aforementioned, BOPHELO shall be entitled to dispose of or destroy the Batch as it deems fit;

2.5.2	if Medcan has made payment to BOPHELO for the relevant Batch, but has failed to accept delivery thereof within a period of 6 months from the date of the notice contemplated in section 2.1, BOPHELO shall be entitled to dispose of or destroy the Batch as it deems fit, and BOPHELO shall, if it has sold any Batch as contemplated above, pay to Medcan the proceeds received from such sale, less reasonable storage costs and any costs incurred by BOPHELO in the course of selling and delivering the relevant Batch to the purchaser in question. BOPHELO shall promptly return any payments made by Medcan for such Batches as are subsequently found at delivery not to be accompanied by a valid COA, or for which the accompanying COA indicates a failure to satisfy the Specifications.

2.6	If by the Final Date Medcan has not purchased the total Specified Volume from BOPHELO under this Agreement, Medcan undertakes to pay to BOPHELO within 7 business days of the Final Date an amount equal to Z calculated in accordance with the following formula –

Z = (A-B) x P

where

Z represents the amount payable;

A represents the Specified Volume;

B represents the actual volume of Bulk Biomass which Medcan has purchased from Bophelo as at the Final Date; and

P represents the then prevailing market rate per gram of Bulk Biomass as determined in accordance with section 6.1.

For the avoidance of doubt it is recorded that if sufficient Bulk Biomass has not been produced to meet the Specified Volume by the Final Date, save where such failure is as a result of a breach or negligence by BOPHELO of this Agreement, BOPHELO shall have no liability of any nature whatsoever arising from such failure and Medcan hereby indemnifies and holds BOPHELO harmless against any claim made against BOPHELO in this regard.

2.7	As holder of the Prohibited Drug Operator license under the Drugs of Abuse Act, 2008, BOPHELO shall be responsible to procure and import all cannabis seeds required for purposes of cultivating cannabis at the Cultivation Facility. Medcan shall at all times and from time to time during the term of this Agreement give BOPHELO written instructions as to the strains of the seeds to be purchased by BOPHELO for this purpose. BOPHELO shall not incur any liability of any nature whatsoever, whether to Medcan or any third party, if it has procured seeds on the instructions of Medcan and such seeds turn out to be seeds of a strain(/s) of cannabis plant not permitted under the import authorisations of the territories to which Medcan intends to sell the Bulk Biomass produced from plants cultivated from the seeds. Medcan hereby indemnifies and holds BOPHELO harmless against any claim made against BOPHELO in this regard and all loss and damages which BOPHELO may suffer as a result of Medcan having provided incorrect instructions for the seeds to be procured and imported by BOPHELO.

3. Packaging of Bulk Biomass:

(a)	BOPHELO will deliver Bulk Biomass to Medcan in containers complying with the applicable Agricultural Practices Standards (“Containers”) or as otherwise agreed in writing between the Parties; BOPHELO shall not co-mingle different Batches in the same Containers. BOPHELO will pre-fill each Container with up to 1000 grams of Bulk Biomass, before further packaging each Batch in accordance with the applicable Agricultural Practices Standards for delivery to Medcan. Each Batch will be packaged, labelled, marked and shipped in its own set of Containers, segregated from other Batches, in a commercially reasonable manner, and in accordance with the applicable Agricultural Practices Standards and all applicable laws, rules and regulations of the importing territory timely identified to BOPHELO by Medcan in writing. Medcan shall be responsible for communicating to BOPHELO, in writing, all requirements and specifications with which a Batch needs to comply in order to ensure it is cleared for export and is capable of being imported to the relevant importing territory. BOPHELO shall not incur any liability of any nature whatsoever, whether to Medcan or any third party, for any failure to have a Batch cleared for export due to incorrect requirements and/or specifications having been communicated to BOPHELO by Medcan in this regard and a Batch accordingly not meeting the legal requirements for importation into the importing territory, and Medcan hereby indemnifies and holds BOPHELO harmless against any claim made against BOPHELO in this regard. BOPHELO will weigh each empty Container independently before filling and include the exact weight of the empty Container on its label.

(b)	All Bulk Biomass supplied by BOPHELO is subject to Medcan’s inspection and acceptance or rejection at the Cultivation Facility prior to BOPHELO’s delivery Ex Works. A Compliant Laboratory shall conduct an inspection of each Batch before it is loaded into the relevant transport vehicle. If this inspection reveals that the Batches being delivered do not conform to the requirements set forth in sections 2, 3 or 4, Medcan will forthwith advise BOPHELO of such non-compliance in writing and shall be entitled to reject any Batch which it considers non-compliant. If a batch is rejected, BOPHELO shall at its election be entitled to remediate such Batch or otherwise dispose of it as it deems fit. Any Batch so rejected (and not remediated) shall be retained by BOPHELO and excluded for purposes of determining the weight of the relevant delivery made. All Bulk Biomass shall be weighed upon delivery, prior to being loaded on the relevant vehicle for transport, and the weight (hereinafter “the Delivery Weight”) shall be recorded, a copy of which recording shall be given to BOPHELO and an original shall be retained by Medcan. For the sake of clarity, the Parties agree that the weight of the empty Containers will not be included in the weight of the Bulk Biomass.

4. Procured Cannabis Specifications: BOPHELO shall ensure that all Bulk Extract delivered to Medcan complies with the Specifications set forth in subparagraphs (a) and (b) of this section 4 as follows:

(a)	The levels of residual pesticide, microbes, foreign material, mycotoxins, heavy metals and other impermissible chemicals in each Batch must be at or below the maximum levels set forth in the applicable Agricultural Practices Standards of the importing territory identified by Medcan, as the same may be amended from time-to-time by agreement in writing between the Parties (“Chemical Specifications”).

(b)	Each Batch must provide a total THC concentration at least twelve percent (12%) (its “Total THC Concentration”). Total THC Concentration shall be verified be ensuring that each one gram of Bulk Extract would yield a combined total of at least 120 milligrams of THC and THCA, using the following formula: Total THC Concentration (mg/g) = (THCA concentration (mg/g) x 0.877) + THC concentration (mg/g) (“Potency Specifications”, and together with the Chemical Specifications, the "Specifications").

5.	Pricing and Payment Terms:

5.1	Medcan will pay BOPHELO prevailing market rates (the “Price”) calculated on the basis of a Price per gram based on the Delivery Weight, which Price shall be payable upon delivery of the Bulk Biomass Ex Works as set forth in section 2. The Price for each Batch shall be determined as follows –

a)	the Price shall always be determined on the basis that Medcan shall seek to sell the Batch at the highest value achievable in the market, the average price for Bulk Biomass for 2020 and 2021 will be $3.00 USD per gram;

b)	within 3 days of the date of the notice from BOPHELO as contemplated in section 2.1, the Parties shall endeavour to agree on the Price for the relevant Batch, and shall record such price in writing between them;

c)	if the Parties fail to agree on the Price in the period contemplated in section 6.1(b), the Price (always subject to the principle in section 6.1(a)) shall be obtained from referencing the price per gram for such product as reflected in the most as published by Canaccord Genuity Group Inc (“Cannacord”); provided that if Canaccord no longer publishes such report or index publicly and the parties are unable to instruct Canaccord to prepare or provide such a report for their specific purpose, the Price shall be equal to the average of the wholesale price per gram as applied by the 5 biggest international cannabis trading companies by market capitalisation (“average wholesale price”). If for any reason the parties are unable to obtain the necessary information to determine the average wholesale price at any point in time, the parties agree that the price will be determined by an independent expert in international cannabis trading (“the expert”), such expert to be a person as nominated by the head of the cannabis practice cluster of the firm of Aird & Berlis LLP, Toronto. The expert shall be instructed to determine the average wholesale price based on his/her industry knowledge and expertise and such information as he/she is able to obtain in respect of the current market and to provide his/her determination within 5 days of being requested to do so. The expert's determination shall be final and binding on the parties.

5.2	Such payment shall be made by Medcan by way of EFT to BOPHELO's nominated account forthwith against presentation by BOPHELO of the relevant invoice to Medcan, which invoice shall be presented to Medcan upon delivery of the relevant Batch Ex Works.

5.3	Notwithstanding the aforegoing, the parties agree that to the extent that Medcan, or any of Medcan's associates or subsidiaries, sells a Batch at a price which is more than the Price paid to BOPHELO in terms of section 6.1 in respect of such Batch, Medcan shall forthwith pay to BOPHELO the difference between the price paid by Medcan in terms of section 6.1 and the actual price at which the Batch has been sold by Medcan, the principle being that Medcan is not entitled to the benefit of any margin on the sale by Medcan of any Batch. Medcan shall at the end of each 3 months for the term of this Agreement provide to BOPHELO a certificate from Medcan’s auditors confirming the prices at which all Batches obtained from BOPHELO were sold by Medcan.

6. National and Local Cannabis Taxes, Fees and Regulations: BOPHELO shall collect, pay and remit any and all local and national cannabis-related fees (including but not limited to licensing, renewal and inspection fees due pursuant to the Drugs of Abuse Act of 2008, the Medicines Control and Medical Devices Control Bill 2018 Act No. 5, and the Drugs of Abuse (Cannabis) Regulations, 2018 Act (collectively, the “Acts”)) and any applicable taxes that are owed on the cannabis and cannabis products cultivated, manufactured, sold and exported by BOPHELO, or are instituted by the Kingdom of Lesotho at any time. Furthermore, the Parties agree to comply with the Acts and all applicable regulations set forth by the relevant local and national agencies, including but not limited to the Kingdom of Lesotho’s Ministry of Health and Social Welfare and the Lesotho Narcotics Bureau.

7. Termination Rights:

(a)	Notwithstanding section 1 of this Agreement, Medcan may terminate this Agreement, subject to any applicable notice and cure periods set forth below, immediately upon delivery of written notice by Medcan to BOPHELO:

(1)         in the event of an order for the liquidation of BOPHELO, whether voluntarily or involuntarily winding-up of BOPHELO or the placing of BOPHELO under judicial management or administration and such order has not been dismissed or rescinded within 120 business days after granting thereof, or the execution by BOPHELO of an assignment for the benefit of its creditors generally;

(2)         for the loss or suspension of BOPHELO’s national and/or local licenses to cultivate, store, supply and/or export cannabis for a period of more than 60 consecutive days, provided that such loss or suspension has not been occasioned by a breach by Medcan of its obligations under this Agreement; or

(3)          for the occurrence of a material breach of this Agreement by BOPHELO that remains uncured for 60 days after the date of receipt by BOPHELO of written notice of the alleged breach, provided that such breach has not been occasioned by a breach by Medcan of its obligations under this Agreement, in each instance without prejudice to Medcan’s right to claim damages from BOPHELO, provided however, that where a termination arising from BOPHELO’s loss of licensure is occasioned by Medcan’s breach of this Agreement as described in section 8(a)(2), Medcan shall have no remedy.

(b)	Notwithstanding section 1 of this Agreement, BOPHELO may terminate this Agreement, subject to any applicable notice and cure periods set forth below, immediately upon delivery of written notice by BOPHELO to Medcan:

(1)         for the passing of an extraordinary resolution for the dissolution of the Medcan, in accordance with the Companies Act, Chapter 386 of the laws of Malta, an involuntary bankruptcy filing against Medcan that has not been dismissed 120 business days after filing, or the execution by Medcan of an assignment for benefit of creditors;

(2)         for the loss or suspension of any of Medcan’s applicable licenses required to perform its obligations under this Agreement for a period of more than 60 consecutive days; and

(3)          for the occurrence of a breach of this Agreement, by Medcan that remains uncured for 60 days after the date of receipt by Medcan of written notice of the alleged breach, provided that such breach has not been occasioned by a breach by BOPHELO of its obligations under this Agreement, in each instance without prejudice to BOPHELO’s right to claim damages from Medcan. If consequent upon an unremedied breach by Medcan, BOPHELO elects to terminate this Agreement, BOPHELO shall be entitled to require Medcan, which shall be obliged to pay to BOPHELO, as a genuine pre-estimate of the liquidated damages which BOPHELO shall be deemed to have suffered as a result of Medcan’S breach and without prejudice to BOPHELO’S right to recover from Medcan the actual damages suffered by BOPHELO as a result thereof and its other rights in law or in terms of this Agreement, an amount equal to D as calculated in accordance with the following forrnula -

D = (A-B) x P

where

D represents the amount payable;

A represents the Specified Volume;

B represents the actual volume of Bulk Biomass which Medcan has purchased from BOPHELO at the date on which the breach occurs; and

P represents the then prevailing Price per gram of Bulk Extract as determined in accordance with section 6.1.

Notwithstanding the aforegoing, the Parties agree that all amounts which BOPHELO realises from selling any stock of Bulk Biomass in its possession as at the date of termination less the costs incurred in respect thereof, shall be set off against D.

8. Effect of Termination or Expiration.

All amounts then due and payable by Medcan to BOPHELO or by BOPHELO to Medcan will be accelerated and immediately become due upon termination or expiration, unless such termination results from the other's breach of this Agreement and the delivery of payment is at issue as a result of such breach.

9. Warranties.

Medcan hereby warrants to BOPHELO that Medcan –

9.1	is and will for the duration of this Agreement remain duly registered with all such regulatory authorities and or bodies and is and will remain in possession for the duration of this Agreement of all such licenses and other regulatory approvals, as may be required for Medcan to lawfully perform all aspects falling within or being implicit in the scope of its obligations in terms hereof, including its ability to lawfully purchase the Bulk Biomass from BOPHELO in terms hereof;

9.2	will not act in breach of any law or regulation which it is required to comply with in performing its obligations in terms hereof;

9.3	is duly incorporated and validly exists as a company in accordance with the laws of Malta;

9.4	has the power to enter into, deliver and perform, and has taken all necessary action to authorise its entry into, delivery and performance of, this Agreement and that its entry into, delivery and performance of this Agreement does not contravene or conflict with any of its constitutional documents nor any law or regulation or judicial or administrative order which applies to Medcan.

BOPHELO hereby warrants to Medcan that BOPHELO –

9.5	is and will for the duration of this Agreement remain duly registered with all such regulatory authorities and or bodies and is and will remain in possession for the duration of this Agreement of all such licenses and other regulatory approvals, as may be required for BOPHELO to lawfully perform all aspects falling within or being implicit in the scope of its obligations in terms hereof, including its ability to lawfully supply the Bulk Extract to Medcan in terms hereof, including delivery of the Bulk Extract Ex Works for Clearance;

9.6	will not act in breach of any law or regulation which it is required to comply with in performing its obligations in terms hereof;

9.7	is duly incorporated and validly exists as a company in accordance with the laws of the Kingdom of Lesotho;

9.8	has the power to enter into, deliver and perform, and has taken all necessary action to authorise its entry into, delivery and performance of, this Agreement and that its entry into, delivery and performance of this Agreement do not contravene or conflict with any of its constitutional documents nor any law or regulation or judicial or administrative order which applies to BOPHELO.

10. Miscellaneous.

a)       Time is of the Essence.

The Parties acknowledge and agree that time is of the essence in performing the obligations set forth in this Agreement.

b)       Mediation and Arbitration.

For the purposes of this section l0(b) a “dispute” shall mean any dispute which arises between the Parties in connection with -

i.	the formation or existence;

ii.	the implementation;

iii.	the interpretation or application of the provisions;

iv.	the Parties’ respective rights and obligations in terms of or arising out of the conclusion, breach or termination;

v.	the validity, enforceability, rectification, termination or cancellation, whether in whole or in part;

vi.	any documents furnished by the Parties pursuant to the provisions, of this Agreement or which relates in any way to any matter affecting the interests of the Parties in terms of this Agreement. Save for those provisions in this Agreement which provide for their own remedies, the Parties agree that any dispute shall, unless resolved amongst the Parties to the dispute, be referred to and be determined by arbitration.

While the Parties shall attempt amicable conflict resolution and negotiation, the Parties hereto submit to the exclusive jurisdiction of the Malta Arbitration Centre, of Palazzo Laparelli, 33 South Street, Valletta, VLT 1100, Malta, should such amicable solutions prove fruitless.

The Parties hereby confirm that any dispute, matter or interpretation of the Malta Arbitration Centre shall be final and binding on the Parties and that the arbitral award shall be final and binding and have the effect of a court order.

The arbitration shall be heard by an arbitration tribunal which shall consist of 3 arbitrators and in accordance with the procedure laid out in the Malta Arbitration Act, Chapter 387 of the laws of Malta.

c)       Governing Law.

This Agreement and all rights and obligations hereunder, including matters of validity and performance shall be governed and construed in accordance with the Laws of Malta.

d)       Amendments.

These terms cannot be amended, modified or changed in any manner, except by a written amendment designated as such and signed by an authorized representative of each Party hereto.

e)       Independent Contractor.

The relationship between Medcan and BOPHELO is that of independent contractors. Nothing contained herein shall be construed to create a principal-agent or employer-employee relationship between the Parties. Neither Party shall represent to others that it is the agent of the other.

f)	Notices.

(1)  The Parties choose domicilium citandi et executandi (“Domicilium”) for all purposes of the giving of any notice, the payment of any sum, the serving of any process and for any other purpose arising from this Agreement, as follows

BOPHELO:

T’ sakholo, Ha-Mojela

Mafeteng District

Kingdom of Lesotho

Attorneys for BOPHELO

Ira Epstein

Fluxmans Inc

30 Jellicoe Avenue, Rosebank

Johannesburg, South Africa

iepstein@fluxrnans.com

MEDCAN:

Level 4, the Penthouse, Suite 2,

Ewropa Business Centre

Triq Dun Karm

Attorneys for Medcan:

Dr. Jonathan Corrieri

Level 4, the Penthouse, Suite 2,

Ewropa Business Centre

Triq Dun Karm

Birkirkara

BKR 9034

Malta

Jonathan@corriericilia.com

(2)	Each of the Parties shall be entitled from time to time, by written notice to the other, to vary its domicilium to any other physical address and/or its email address.

(3)	Any notice given and any payment made by any Party (“the sender”) to the other (“the addressee”) shall be in writing and if -

(i)	delivered by hand during the normal business hours of the addressee at the addressee’s domicilium for the time being shall be presumed to have been received by the addressee at the time of delivery;

(ii)	delivered by way of courier service shall be presumed to have been received by the addressee on the 7th business day following the date on which the courier service was placed in possession of such notice;

(4)	Any notice given by the sender to the addressee which is transmitted by email to the addressee at the addressee’s email address, for the time being shall be presumed to have been received by the addressee when (i) the email enters an information system designated or used for that purpose by the addressee and is capable of being retrieved by the addressee; and (ii) the sender has received a return email from the addressee of the email acknowledging receipt by the addressee of that email (it being the responsibility of the sender of that email to obtain such acknowledgment).

(5)	Notwithstanding anything to the contrary contained in this section 10(f), written notice or other communication actually received by a party shall be adequate written notice or communication to it notwithstanding that the notice was not sent or delivered to its chosen address or email address.

g)	Severability.

In the event that any one or more of these provisions is held invalid, illegal or unenforceable in any respect by a court with jurisdiction, the validity, legality and enforceability of the remaining provisions contained herein shall not be in any way impaired thereby. In the event the provisions of any such applicable law may be waived, they are hereby waived by BOPHELO and Medcan to the full extent permitted by law, and these terms shall be deemed to be valid, binding and enforceable.

h)       Waiver.

No omission or delay by either party at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof at any time designated, shall be a waiver of any such right or remedy to which either Party is entitled, nor shall it in any way affect the right of either Party to enforce such provisions thereafter. No waiver of any rights or obligations shall be effective unless in writing and signed by an officer or other authorized representative of the Party holding such rights or to whom such obligations are owed, and any such waiver shall be effective only in the specific instance and for the specific purpose stated in such writing.

i)       Survival.

All terms that by their nature would be intended to survive expiration or termination of this Agreement shall so survive, and in particular, it is expressly agreed by the Parties that the obligations regarding confidentiality shall so survive.

j)       No Third-Party Beneficiaries.

All of these terms are for the sole and exclusive benefit of the Parties.

k)       Interpretation.

The Parties agree that the rule of construction that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of these terms. Each Party has had the opportunity to consult the legal counsel of its choice. Unless otherwise required by the context in which the term appears, the words include, includes and including will be deemed to be followed by the phrase “without limitation” and will not be construed to mean that the examples given are an exclusive list of the topics covered. All defined terms apply to both singular and plural forms, and all references to any gender include all other genders. The captions are for convenience only, and in no way limit or amplify the provisions hereof.

l)       Integration.

These terms constitute the entire agreement between the Parties in respect of the subject matter hereof and shall replace and supersede all prior and/or contemporaneous agreements, negotiations or representations between the Parties with respect to the subject matter hereof, whether written or oral. To the extent there is any inconsistency between these terms and any invoice or similar document produced by Medcan, these terms shall govern. No subsequent acceptance, acknowledgment or other document submitted by one Party to the other shall vary these terms unless confirmed in writing by the other Party.

m)       Interest.

Any amount falling due for payment by Medcan to BOPHELO in terms of this Agreement shall bear interest at the prime rate, calculated from the due date for payment (or, in the case of any amount payable by way of damages, with effect from the date upon which those damages are sustained) to the actual date of payment thereof, both dates inclusive.

n)       Confidentiality.

The Parties acknowledge that, as a result of this agreement, information not generally available to members of the public and/or of a proprietary, confidential or commercially-sensitive nature (“Confidential Information”) may or will be disclosed to either Party. Accordingly, the Parties irrevocably and unconditionally undertake to maintain all and any Confidential Information disclosed to and/or obtained in the strictest confidence and not at any time to disclose any such Confidential Information to any person whatsoever, including (without limitation) to professional advisers, consultants, employees, servants or agents.

This OFF-TAKE AGREEMENT is entered into on this 3rd day of August, 2020.

In WITNESS WHEREOF, the parties have set their hands on the date above written.

BOPHELO:

/s/ Louisa Mojela
Bophelo Bio Science and Wellness Pty Ltd

By: Louisa Mojela
Title: Director

MEDCAN:

/s/ Dr. Jonathan Corrieri and /s/ Mr. Michael Zammit Taboona
Medcan
By: Dr. Jonathan Corrieri and Mr. Michael Zammit Taboona
Title: “A” Class Director and “C” Class Director